Exhibit 10.6

CHUY’S HOLDINGS, INC.

2006 STOCK OPTION PLAN

1. Purpose. The purpose of this Chuy’s Holdings, Inc. 2006 Stock Option Plan is to attract and retain key employees for Chuy’s Holdings, Inc., a Delaware corporation, and its Subsidiaries (as defined below) and to provide to such persons incentives and rewards for superior performance.

2. Definitions. As used in this Plan,

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of this Plan, such committee (or subcommittee).

“Change of Control” has the meaning provided in Section 7 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such shares of common stock may be changed by reason of any transaction or event of the type referred to in Section 6 of this Plan.

“Company” means Chuy’s Holdings, Inc., a Delaware corporation.

“Date of Grant” means the date specified by the Board on which a grant of Option Rights shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

“Director” means a member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan at the discretion of the Board, for Participants who have received grants of Option Rights pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations.

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If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.

“Market Value per Share” means, as of any particular date, the fair market value of the shares of Common Stock as determined by the Board.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant who receives an award of Option Rights.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Plan” means Chuy’s Holdings, Inc. 2006 Stock Option Plan.

“Spread” means the excess of the Market Value per Share on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined voting power represented by all classes of stock issued by such corporation.

“Ten Percent Employee” means an employee of the Company or any of its Subsidiaries who owns Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

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“Voting Power” means at any time the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

3. Shares Available Under this Plan. (a) Subject to adjustment as provided in Section 3(b) and Section 6 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) in payment of dividend equivalents paid with respect to awards made under this Plan shall not exceed in the aggregate 10% of the outstanding Common Stock of the company as of the effective date (2,772,222 shares of Common Stock), plus any shares described in Section 3(b). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of shares of Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder.

(c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 6 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 2,772,222 shares of Common Stock.

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Common Stock. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant shall specify an Option Price per share. The Option Price of an Option Right may not be less than 100% of the Market Value per Share on the Date of Grant, except that with respect to Incentive Stock Options issued to a Ten Percent Employee, the Option Price of an Incentive Stock Option may not be less than 110% of the Market Value per Share on the Date of Grant.

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) in such other form of consideration as is deemed acceptable by the Board.

(d) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

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(e) Any grant may provide for payment of the Option Price, at the election of the Optionee, in installments, with or without interest, upon terms determined by the Board.

(f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(g)

(i) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change of Control.

(ii) Notwithstanding the foregoing, any grant of Options may provide for the immediate exercisability of the Options, subject to the additional restrictions described in this paragraph (g)(ii). Shares of Common Stock so acquired may not be transferred, sold, pledged, exchanged, assigned, or otherwise encumbered or disposed of by the Optionee, except to the Company, until they have become vested in accordance with a vesting schedule set forth in the agreement evidencing the grant. Should the Optionee cease providing services to the Company while holding shares of Common Stock that have not become vested, the Company shall have the right to repurchase, at the Option Price paid per share, any or all of those unvested Option shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Board and set forth in the document evidencing such repurchase right. Unless otherwise directed by the Board, all certificates representing unvested shares of Common Stock shall be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers, executed by the Optionee in whose name such certificates are registered, endorsed in blank and covering such shares of Common Stock.

(h) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(i) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(j) The Board may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

(k) No Option Right shall be exercisable more than 10 years from the Date of Grant (5 years with respect to Incentive Stock Options granted to a Ten Percent Employee).

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(l) The Board reserves the discretion after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; or (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(m) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Board may approve.

5. Transferability. (a) Except as otherwise determined by the Board, no Option Right granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b) The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are to be issued or transferred by the Company upon the exercise of Option Rights shall be subject to further restrictions on transfer.

6. Adjustments. The Board may make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights granted hereunder, in the Option Price, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the number of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 6; provided, however, that any such adjustment to the number specified in Section 3(c) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

7. Change of Control. For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant made under the Plan, a “Change of Control” shall mean if at any time any of the following events shall have occurred:

(a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such transaction;

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(b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation (other than a Subsidiary) or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such sale or transfer;

(c) If Goode Chuy’s Holdings LLC together with its Affiliates cease for any reason other than a public offering of the Company’s equity securities to own a majority of the combined voting power of the outstanding securities of the Company;

(d) If, at any time after any public offering of any of the Company’s equity securities, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act ) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act ) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(e) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

8. Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

9. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Company and a Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

10. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate

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officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

11. Administration of this Plan. (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two Directors appointed by the Board. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee.

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

12. Amendments, Etc. (a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without stockholder approval.

(b) The Board may, with the concurrence of the affected Participant, cancel any agreement evidencing Option Rights granted under this Plan. In the event of such cancellation, the Board may authorize the granting of new Option Rights or other such awards under this Plan (which may or may not cover the same number of shares of Common Stock that had been the subject of the prior award) in such manner, at such Option Price and subject to such other terms, conditions and discretions as would have been applicable under this Plan had the canceled Option Rights or other awards not been granted.

(c) The Board also may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferred amounts.

(d) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

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(e) In case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, the Board may, in its sole discretion, accelerate the time at which such Option Right may be or may waive any other limitation or requirement under any such award.

(f) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(g) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

(h) Any grant of Option Rights may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by a repurchase right or right of first refusal in favor of the Company upon the occurrences of certain specified events.

(i) Any grant of Option Rights may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by (i) any stockholders agreement among all or certain stockholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.

13. Termination. No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the stockholders of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

14. Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant or Optionee).

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